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                                                                    EXHIBIT 12.1

                        COMPUTATION OF RATIO OF EARNINGS

                                TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                       Predecessor Business                 American Seafoods Group LLC
                       ------------------------------------------------|------------------------------------
                                                              January 1| January 28
                         Year Ended   Year Ended  Year Ended  through  | through     Year Ended
                        December 31,   December    December   January  | December     December     Pro Forma
Item                        1997       31, 1998    31, 1999   27, 2000 | 31, 2000     31, 2001       2001        Q1     Pro Forma Q1
---------------------  -------------  ----------  ----------  ---------| ----------  ----------    ---------
Earnings (as                                                           |
calculated below)          34,468      (12,590)      26,130      6,080 |    49,519       51,910      52,130     27,909        28,501
Divided by Fixed                                                       |
  Charges (as                                                          |
  calculated below)        19,107       20,178       16,207      4,252 |    36,926       35,805      47,315      7,622        12,391
---------------------  -------------  ----------  ----------  ---------| ----------  ----------    ---------
Ratio of earnings to                                                   |
  fixed charges              1.80         0.62         1.61       1.43 |      1.27         1.45        1.10       3.66          2.30
                                                                       |
Calculation of                                                         |
  Earnings:                                                            |
                                                                       |
Income before income                                                   |
  taxes                    15,361      (32,768)       9,923      1,828 |    10,593       16,276       4,815     20,584        16,110
Less Minority Interest          -            -           -          -  |        -          (171)          0       -297             0
Plus Fixed Charges                                                     |
  (as calculated                                                       |
  below)                   19,107       20,178       16,207      4,252 |    38,926       35,805      47,315      7,622        12,391
---------------------  -------------  ----------  ----------  ---------| ----------  ----------   ----------
                                                                       |
Earnings                   34,468      (12,590)      26,130      6,080 |    49,519       51,910      52,130     27,909        28,501
                                                                       |
Calculation of Fixed                                                   |
  Charges:                                                             |
                                                                       |
Interest expense, net      19,107        20,178      15,547      4,252 |    38,259       34,872      46,382      7,382        12,151

1/3 of rent expense                                     660                    667          933         933        240           240
                       -------------  ----------  ---------   ---------  ---------   ----------    ---------  --------- ------------
  Total Fixed Charges      19,107        20,178      16,207      4,252      38,926       35,805      47,315      7,622        12,391
====================== =============  ==========  ==========  =========  ==========  ==========    =========  ========= ============
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